[Grpahic]

Osteotech

                                                News Release
FOR IMMEDIATE RELEASE:

                                           Contact:  Michael J. Jeffries,
                                           Osteotech, 732-542-2800
SEPTEMBER 1, 2005                                            or
                                           Richard J. Wolff, The Global
                                           Consulting Group, 646-284-9400




     MTF CRITICIZED FOR ITS UNWILLINGNESS TO RECOGNIZE VALUE OF OSTEOTECH'S
            FRANCHISE AND ITS MISLEADING STATEMENTS TO SHAREHOLDERS


Osteotech, Inc. (NASDAQ: OSTE) today released a letter by Richard W. Bauer, its Chief Executive Officer, sent on August 30, 2005 to Bruce Stroever, President and CEO of The Musculoskeletal Transplant Foundation (MTF). In the letter, Mr. Bauer reiterated Osteotech's Board of Directors rejection of MTF's unsolicited indication of interest as "inadequate and not in the best interests of shareholders", pointing out Osteotech's firmly held view that "...the value of the Osteotech franchise, including the growth initiatives that we are pursuing, far exceeds the value implied by MTF's initial indication of interest at $6.25 per share."

Mr. Bauer also criticized MTF for its refusal to accept Osteotech's repeated offers to meet to review Osteotech's strategic plan and growth initiatives, and its unwillingness to consider more appropriate valuation levels or negotiate in good faith, stating in the letter, "We believe such a meeting would have enabled MTF to better evaluate and appreciate the many attractive growth opportunities that Osteotech is pursuing and allow MTF to better understand the value of the Osteotech franchise..."

Finally, Mr. Bauer pointed out the inaccuracy of MTF's public statements suggesting that Osteotech was unwilling to negotiate with MTF. He characterized MTF's misleading suggestions as "...solely a tactic to try to wrest control of the Company from our existing shareholders at a price that is significantly below Osteotech's true value..."

The full text of Mr. Bauer's letter to Mr. Stroever is attached.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q for each of the first two quarters of 2005) filed with the Securities and Exchange Commission. All information in this press release is as of September 1, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.



                                                       # # #

August 30, 2005


FAXED WITH ORIGINAL TO FOLLOW


Mr. Bruce Stroever
President & CEO
Musculoskeletal Transplant Foundation
125 May Street
Edison, New Jersey 08837

Dear Bruce:

This letter is in response to your letter dated August 29, 2005.

As I indicated to you in our telephone conversation on August 23, 2005, Osteotech's Board of Directors gave MTF's non-binding indication of interest in acquiring Osteotech careful consideration at the Board of Directors meeting that was held on August 18, 2005. As you know, following a review of the Company's strategic and financial plans, the Board concluded that MTF's proposal to acquire the Company at $6.25 per share was inadequate and not in the best interests of Osteotech's shareholders. As you also know, the Osteotech Board of Directors met again on August 28, 2005 to further review and discuss MTF's proposal.

We are disappointed that MTF has refused our offers made on August 23rd and August 26th to meet with MTF to review our strategic plan and growth initiatives. We believe such a meeting would have enabled MTF to better evaluate and appreciate the many attractive growth opportunities that Osteotech is pursuing and allow MTF to better understand the value of the Osteotech franchise that our management team and Board believe in so firmly. We believe the value of our current franchise, including the growth initiatives we are pursuing, far exceed the value implied by MTF's indication of interest at $6.25 per share. In addition, we do not believe that MTF's current proposal reflects any of the value to be derived by MTF from an acquisition of Osteotech. Specifically, MTF's proposal does not reflect any of the substantial synergies and cost savings that MTF expects to realize from such a combination, as MTF outlined them to us in MTF's June 30, 2005 letter to the Osteotech Board and in our meeting on July 21, 2005.

As you know, Osteotech and its Board of Directors have been responsive to your expressions of interest in pursuing a transaction. We requested a meeting with MTF, which was held on July 21, 2005, so that MTF could provide us with an overview of MTF's proposal, including MTF's plans and strategy for the combined company, MTF's views on its ability to consummate a transaction as a not for profit charitable entity, MTF's views on its ability to finance a transaction and preliminary plans for a financing structure (which we understand from you is not yet in place) and MTF's views of the substantial synergies that could be derived from a combination of our businesses. At that same meeting, we outlined a process for Osteotech's Board to consider MTF's proposal that MTF indicated it understood and agreed to. It is troublesome and misleading, therefore, to have MTF's public release of its proposal suggest to our shareholders that Osteotech has been unresponsive and unwilling to negotiate with MTF.

Given the openness of Osteotech's dialogue to date, and the fact that MTF declined our recent offer to meet, I can only assume that MTF's strategy of portraying Osteotech as being unresponsive is solely a tactic to try to wrest control of the Company from our existing shareholders at a price that is significantly below Osteotech's true value and substantially below the value to be derived by MTF through the combination of our businesses.


                                           Sincerely,




                                           Richard W. Bauer